BOK FINANCIAL REPORTS RECORD EARNINGS FOR FIRST QUARTER 2006


TULSA, Okla. (Tuesday, April 18, 2006) - BOK Financial Corporation (Nasdaq:
BOKF) reported net income of $54.7 million for the first quarter of 2006, up 5% over the first quarter of 2005's earnings of $52.1 million. Earnings per diluted share were $0.81 in the first quarter of 2006 compared with $0.78 in the first quarter of 2005. Returns on average equity were 14.35% for the first quarter of 2006 compared with 14.96% for the same period last year.

Net interest revenue and fees and commissions revenue along with appreciation of mortgage servicing rights combined to increase net income. Credit quality remains strong.

"We are pleased with the positive start to 2006," said President and CEO Stan Lybarger. "We have experienced two consecutive quarters of modest net interest margin expansion and double-digit growth in fee revenue over the same quarter last year."

Net Interest Revenue

Tax-equivalent net interest revenue for the first quarter of 2006 totaled $118.8 million, up $10.0 million or 9% over the first quarter of 2005. Increased average earning assets and improved funding mix provided the growth. Average earning assets increased $1.5 billion, or 11%, including a $1.2 billion increase in average loan balances. Average deposits increased $1.5 billion, or 15%. Deposits comprised 69% of total funding sources in the first quarter of 2006 compared with 66% for the first quarter of 2005.

Net interest margin was 3.39% for the first quarter of 2006, compared with 3.34% for the preceding quarter and 3.46% for the first quarter of 2005. Improvement in the mix of funding sources increased the net interest margin over the fourth quarter of 2005 by 4 basis points. Asset spread compression decreased net interest margin from the first quarter of 2005.

Fees and Commissions Revenue

Fees and commissions revenue totaled $90.0 million, an $11.0 million, or 14% increase over the first quarter of 2005. Transaction card revenue grew $2.0 million, or 12% due to an increased volume of debit card transactions and merchant discount fees. Trust revenue increased $1.9 million, or 12%. Personal trust fees and oil & gas property management fees provided much of the growth in trust revenue. Overdraft charges continued to increase deposit fees, partially offset by earnings credits available to commercial customers.

Other operating revenue included $2.5 million of fees earned on margin assets for the first quarter of 2006, compared with $570 thousand for the same period last year and $2.6 million for the preceding quarter. Average margin assets were $249 million for the first quarter of 2006, $129 million for the first quarter of 2005 and $299 million for the fourth quarter of 2005. Margin assets reflect changes in the value of derivative contracts used primarily in the customer hedging program.

Mortgage Servicing Rights

Mortgage servicing rights appreciated $7.1 million during the first quarter of 2006 due to rising interest rates and a slow-down in housing turnover. Average mortgage commitment rates increased 28 basis points to 6.25% since the end of 2005. The increase in mortgage commitment rates resulted in a 20% decrease in the estimated prepayment speed for loans serviced by the Company. A change in accounting standards which became effective this quarter was adopted by the Company effective January 1. The new standard, which allows mortgage servicing rights to now be carried at fair value, permitted the Company to recognize all of this appreciation.

At the same time, rising interest rates resulted in recognized losses of $1.9 million on securities held as economic hedges against changes in the value of the servicing rights. As permitted by the new accounting standard, the Company designated a portion of its securities portfolio as "mortgage trading securities". These securities are carried at fair value. The Company will now recognize in earnings changes in the fair value of these securities. Appreciation of mortgage servicing rights, net of recognized losses on economic hedges increased net income $3.3 million in the first quarter of 2006 compared with $2.3 million in the first quarter of 2005.

Operating Expenses

Operating expenses increased $15.2 million or 15% over the first quarter of last year. Personnel costs comprised $12.8 million of the increase, due largely to a $6.4 million increase in incentive compensation and $5.5 million, or 14% increase in salaries and wages. Growth in incentive compensation resulted from compensation plans linked to the Company's earnings per share growth. Average salaries and wages per employee increased 8% over last year, and the average number of employees increased 6%.

Loans and Deposits

Outstanding loans totaled $9.2 billion at March 31, 2006, up $62 million since December 31, 2005. Commercial loans declined $61 million due largely to loan payoffs in the energy and services sectors of the portfolio. Commercial real estate loans increased $115 million during the quarter. Loans to residential homebuilders increased $43 million.

Texas markets provided $99 million of loan growth during the first quarter, while outstanding loan balances in the New Mexico and Oklahoma markets declined $36 million and $15 million, respectively.

Deposits totaled $11.3 billion at March 31, 2006, down $67 million from peak levels at the previous year-end. Deposits increased an exceptionally strong $976 million during the fourth quarter of 2005. Demand deposits decreased $81 million during the quarter, while time deposits increased $122 million.

Deposits in the New Mexico and Colorado markets increased $87 million and $38 million, respectively. Deposits in the Texas markets decreased $153 million due principally to customer investment and acquisition activities. Interest-bearing transaction accounts decreased $80 million while demand deposits decreased $64 million since December 31, 2005.

Credit Quality

Credit quality remained strong in the first quarter of 2006. Net loans charged-off totaled $1.6 million, compared with $7.4 million in the previous quarter and $3.2 million in the first quarter of 2005. Non-performing loans continue to be near historic lows. At March 31, 2006, non-performing loans totaled $32 million, up from $25 million at December 31, 2005.

At March 31, 2006, the allowance for loan losses was $104 million, 1.14% of outstanding loans and 323% of non-performing loans. The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $126 million, 1.38% of outstanding loans and 392% of non-performing loans. The combined allowance for loan losses and off-balance sheet credit losses was $124 million at December 31, 2005, 1.37% of outstanding loans and 495% of non-performing loans.

The provision for credit losses for the first quarter of 2006 was $3.4 million compared with $4.5 million for the fourth quarter of 2005 and $2.0 million for the first quarter of 2005.

Capital Management

The Company repurchased 61,408 shares of its common stock at an average price of $44.93 per share during the first quarter of 2006. These shares were purchased under the share repurchase program. A dividend of $6.7 million, or $0.10 per common share was paid during the first quarter of 2006.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., BOSC,Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

Forward-looking Information

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.